UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2022

Vir Biotechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39083	81-2730369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Illinois Street, Suite 500

San Francisco, California 94158

(Address of principal executive offices, including zip code)

(415) 906-4324

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	VIR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, Vir Biotechnology, Inc. (the “Company”), Glaxo Wellcome UK Limited (“GW”) and Beecham S.A. (“Beecham”) entered into a definitive collaboration agreement on June 9, 2020 (the “DCA”) pursuant to which the parties agreed to collaborate to research, develop and commercialize products for the prevention, treatment and prophylaxis of diseases caused by SARS-CoV-2 and potentially other coronaviruses under three programs, one of which is a program relating to antibodies targeting SARS-CoV-2 and potentially other coronaviruses (the “Antibody Program”). Also as previously disclosed, the parties’ exclusive collaboration under the Antibody Program was subject to certain rights granted to WuXi Biologics (Hong Kong) Limited (“WuXi Bio”) in mainland China, Hong Kong, Macau and Taiwan.

As recently disclosed, on May 16, 2022, the Company and WuXi Bio entered into an agreement (the “Termination Agreement”) terminating the prior agreement between the Company and WuXi Bio pursuant to which WuXi Bio had obtained rights to develop, manufacture and commercialize certain of the Company’s antibodies in mainland China, Hong Kong, Macau and Taiwan . As a result of the Termination Agreement, all rights to such antibodies in these regions reverted to the Company.

On May 27, 2022, the Company, Glaxo Wellcome UK Limited and GlaxoSmithKline Biologicals S.A. (as assignee of the DCA from Beecham) (together “GSK”) entered into Amendment No. 1 to DCA (the “DCA Amendment”) acknowledging that the Company’s Antibody Products (as defined in the DCA) that had been licensed to WuXi Bio and that reverted to Vir in mainland China, Hong Kong, Macau and Taiwan pursuant to the Termination Agreement are included in and governed by the DCA, subject to certain amendments relating to the Antibody Product comprising sotrovimab, also known as VIR-7831 (the “VIR-7831 Antibody Product”).

Under the terms of the DCA Amendment, GSK has the sole right to develop (including to seek, obtain or maintain regulatory approvals), manufacture and commercialize the VIR-7831 Antibody Product in and for mainland China, Hong Kong, Macau and Taiwan at its sole cost and expense (other than certain payments for which the Company remains responsible under certain of the Company’s existing agreements with third parties). Within a specified period of time after execution of the DCA Amendment, GW will pay the Company a one-time upfront payment of seven million dollars ($7,000,000) in consideration for the rights and licenses granted to GSK under the DCA Amendment. In addition, GW will be obligated to pay the Company tiered royalties on net sales of the VIR-7831 Antibody Product in mainland China, Hong Kong, Macau and Taiwan in percentages ranging from the high teens to the low thirties. Such royalties are payable to the Company during the term of the DCA applicable to the Antibody Program.

The foregoing description of the DCA Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the DCA Amendment, a copy of which will be filed as an exhibit to a subsequent filing with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vir Biotechnology, Inc.
Date: June 3, 2022	By: /s/ Howard Horn Howard Horn Chief Financial Officer